                                                                  EXHIBIT 10.6

                             1995 STOCK OPTION PLAN

                          (INCLUDING AMENDMENT NO. TWO)

      The Board of Directors has adopted an amendment to the Maxwell Technologies, Inc. 1995 Stock Option Plan (the "1995 Plan") which authorizes an increase of 490,000 shares in the number of shares of the Company's Common Stock authorized for the granting of options to purchase such shares to key employees of the Company and its subsidiaries, including officers and directors who are also employees. After this amendment, the maximum number of shares authorized under the 1995 Plan for grant of options is 1,290,000. Under the proposed amendment, the maximum number of options to purchase shares of Common Stock that may be granted to any one eligible individual is the total number of shares authorized for grant of options under the Plan. However, the Committee has in the past and plans to continue in the future to spread available options among key employees both at the corporate level and at the Company's operating units.

      The Board of Directors of the Company believes that the Company's ability to grant stock options to key employees assists the Company in attracting and retaining key employees by affording them an opportunity to acquire a proprietary interest in the Company. In particular, the Company, during fiscal years 1996 and 1997, underwent a significant change in senior management, including a new chief executive officer and several new corporate officers and operating unit presidents, as well as new key employees in positions critical to the commercialization of the Company's products and technologies. Many of these individuals joined the Company from prior employers which were larger and paid greater cash compensation than the Company. The Board believes that the Company's ability to offer equity incentives is crucial to its ability to attract and retain such individuals.

      On November 13, 1997, the date on which the Board of Directors adopted the proposed amendment, only 60,300 shares remained available for grant under the 1995 Plan. On that date the Board amended the Plan, subject to shareholder approval, to add 490,000 shares authorized for the grant of options.

TERMS AND CONDITIONS OF THE PLAN

      The 1995 Plan authorizes the granting to key employees during the period commencing on October 24, 1995, the date of adoption of the 1995 Plan by the Board of Directors of the Company, and concluding on the tenth anniversary thereof, of stock options to purchase shares of the Company's Common Stock. Prior to the proposed amendment, the maximum number of shares available for options granted under the 1995 Plan was 800,000 shares. The 1995 Plan provides the flexibility for the grant of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and options which do not so qualify, referred to as "non-qualified stock options."

      The 1995 Plan is administered by the Board of Directors of the Company or, at the discretion of the Board, by a Stock Option Committee appointed by the Board (the "Committee"). The Board of Directors of the Company has delegated the authority to administer the 1995 Plan to such a Committee. Subject to the provisions of the 1995 Plan, the Committee has the authority to determine the employees to whom and the times at which options are granted, the price and terms of and the number of shares covered by each option, and whether it is intended to be an incentive stock option or a non-qualified stock option.

      The number of shares subject to incentive stock options which may become exercisable by any one individual for any calendar year is limited to a dollar value of $100,000 (measured by the fair market value of the shares on the date of grant). Any options becoming exercisable in excess of such limit in any calendar year will be non-qualified stock options.

      The purchase price of shares with respect to which an option is granted under the 1995 Plan and the terms covering payment of such purchase price are determined by the Committee in its sole discretion, but such price may not be less than 100% of the fair market value of the shares on the date the option is granted, as such fair market value is determined in good faith. In the event, however, that an incentive stock option is granted to an employee who, at the time the option is granted, owns stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the purchase price of shares with respect to which such option is granted must be at least 110% of the fair market value of the shares on the date of grant.

      Options granted under the 1995 Plan are exercisable in such increments and at such times as the Committee shall specify, provided that no incentive stock option may be exercised after the expiration of ten years from the date of grant, or five years from the date of grant with respect to options granted to an employee who owns more than 10% of the outstanding shares of the Company's stock. No non-qualified stock option may be exercised more than eleven years after the date of grant. Shares covered by the unexercised portion of any terminated or expired option may again be the subject of further options under the 1995 Plan.

      Upon any exercise of an option granted under the 1995 Plan, the purchase price of the shares purchased upon such exercise shall be paid in full (i) in cash, (ii) by delivery to the Company of shares of its Common Stock having a fair market value equal to the purchase price or (iii) by a combination of cash and stock. The fair market value of shares of the Company's Common Stock delivered in full or partial payment of the exercise price of an option will be determined by the Committee as of the date of exercise in the same manner by which the fair market value of shares of the Company's Common Stock is determined on the date of grant of an option.

      The Company will receive no consideration upon the grant of any option under the 1995 Plan. Cash proceeds received by the Company from the sale of Common Stock pursuant to the exercise of options granted under the 1995 Plan will constitute general funds of the Company which may be used for general corporate purposes.

      Under the 1995 Plan, if an optionee's employment with the Company is terminated for any reason, the number of shares purchasable under any option granted thereunder held by such optionee is limited to the number of shares which are purchasable by him at the date of such termination. If termination of employment occurs for any reason other than such optionee's death, the option will expire unless exercised by him within sixty days after the date of such termination. If termination of employment occurs by reason of death, the option will expire unless exercised by the optionee's successor within one year after the date of death.

      Options granted under the 1995 Plan are exercisable only by the optionee during his lifetime and are not transferable except by will or the laws of descent and distribution.

      In the event of any change in the Common Stock by reason of recapitalization, reclassification, stock split, combination of shares, stock dividend, or like capital adjustment, the 1995 Plan provides that the Board of Directors shall make appropriate adjustments in the aggregate number, class and kind of shares available for option grants under the 1995 Plan or subject to outstanding options thereunder and also make appropriate adjustments in the per share exercise price of outstanding options.

      In the event of the merger, consolidation or other reorganization of the Company, or in the event of any dissolution or liquidation of the Company, the 1995 Plan provides that the Board of Directors shall elect either to (i) appropriately adjust the number, class, kind and exercise price of shares subject to all outstanding options thereunder and shares which may become subject to options granted thereafter, or (ii) terminate the 1995 Plan and any options theretofore granted thereunder, subject to the right of optionees under the 1995 Plan to exercise, in whole or in part (including the portions of options which may not otherwise have been exercisable due to any insufficient passage of time), their options during a period of not less than thirty days following notification by the Company of the event causing such termination.

      The 1995 Plan may be amended, suspended or terminated by the Board of Directors of the Company at any time, except that no amendment, suspension or termination may affect, without his consent, any right or obligation of an optionee under an option theretofore granted to him, and except that no amendment made without shareholder approval shall (i) increase the maximum number of shares for which options may be granted (except pursuant to adjustments of the types described above), (ii) change the provisions relating to the expiration dates of options, (iii) change the provisions relating to the establishment of the option price (except pursuant to adjustments of the types described above), or (iv) change the expiration date of Plan. No options may be granted under the 1995 Plan after its termination on October 24, 2005.

FEDERAL INCOME TAX CONSEQUENCES

      Incentive Stock Options. No federal income tax consequences result from the grant of an incentive stock option, and generally the exercise of an incentive stock option will not result in the recognition of income by an optionee. If an optionee satisfies certain holding period requirements for shares acquired upon the exercise of an incentive stock option, the full amount of his gain upon the sale of such shares (measured by the difference between the amount of his proceeds of sale less the exercise price) will normally be treated as long-term capital gain. The Company will not be entitled to any deduction under such circumstances.

      Non-Qualified Options. No federal income tax consequences result from the grant of a non-qualified stock option. Generally, an optionee will recognize ordinary income upon exercise of a non-qualified stock option in an amount equal to the difference between the fair market value on the date of exercise of the shares acquired upon exercise of the option and the aggregate exercise price for such shares. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by an optionee as a result of the exercise of a non-qualified stock option.

      The preceding discussion under the heading "Federal Income Tax Consequences" is based on federal tax laws and regulations as in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the 1995 Plan.